Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2015 on the consolidated financial statements of Farmers & Merchants Bancshares, Inc. and subsidiary as of and for the years ended December 31, 2014 and 2013 contained in Registration Statement No. 333-206536 of Allegiance Bancshares, Inc. on Form S-1.

/s/ Harper & Pearson Company, P.C.

Houston, Texas

October 8, 2015